                                                                 Exhibit (b)(2)

                                                                   June 18, 1999





National Service Industries, Inc.
1420 Peachtree Street, NE
Atlanta, Georgia 30309-3002
Attn:    Chester J. Popkowski
         Vice President, Treasurer

RE:  COMMITMENT LETTER

Gentlemen/Ladies:

         National Service Industries, Inc., (the "Borrower"), has requested a credit facility (the "Facility") in the aggregate principal amount of $250,000,000 (the "Aggregate Commitment"). The First National Bank of Chicago is pleased to offer to act as Syndication Agent (the "Syndication Agent") under the Facility and to commit to make loans to the Borrower in the amount of up to $125,000,000 (the "Syndication Agent Commitment") as part of the Facility and Banc One Capital Markets, Inc. ("BOCM") is pleased to offer to act as arranger (the "Arranger"), all on the terms and subject to the conditions set forth herein and in the term sheet attached hereto (the "Term Sheet").

         As Arranger, BOCM will use its best efforts to form a syndicate of lenders (collectively, including the Syndication Agent in its capacity as a lender, the "Lenders") to provide the additional commitments required to complete the Facility. In the event that commitments in excess of the Aggregate Commitment are received, the Arranger reserves the right to reduce the Syndication Agent Commitment and to allocate commitments among the Lenders. The Arranger, in consultation with the Borrower, will manage all aspects of the syndication, including, without limitation, the timing of all offers to potential Lenders, the acceptance of commitments and the amounts accepted. The Borrower agrees to participate actively in the preparation of an information package regarding the operations and prospects of the Borrower and the presentation of the information to prospective Lenders.

         The obligation of the Syndication Agent and the other Lenders to make loans under the Facility is subject to the following: (i) the preparation, execution and delivery of a credit agreement ("Credit Agreement") and other loan documents (collectively, together with the Credit Agreement the "Loan Documents") mutually acceptable to the Borrower and the Lenders incorporating, without limitation, substantially the terms and conditions outlined herein and in the Term Sheet; (ii) receipt of commitments from other Lenders on the terms and conditions of the attached Term Sheet for the balance of the Aggregate Commitment; (iii) the Syndication Agent's determination that there is no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its subsidiaries from February 28, 1999; and (iv) the absence of any material adverse change prior to closing in primary and secondary loan syndication markets or capital markets generally.

                                                               COMMITMENT LETTER
                                                                   JUNE 18, 1999
                                                                          PAGE 2


         The Syndication Agent and the other Lenders have not had the opportunity to complete their due diligence review, inspection and evaluation of the assets and liabilities of the Borrower and its subsidiaries and their respective financial condition and prospects. The Lenders' obligation to make loans under the Facility is subject to their satisfaction with the foregoing and their satisfaction with such other due diligence investigation as may be necessary for the Lenders' credit evaluation.

         The Borrower hereby agrees to reimburse the Syndication Agent and the Arranger for all out-of-pocket expenses (including the reasonable fees, time charges and expenses of attorneys for the Syndication Agent and the Arranger, which attorneys may be employees of the Syndication Agent or the Arranger) incurred in connection with the preparation, negotiation, execution, syndication and enforcement of this commitment letter, the Term Sheet, any fee letter delivered with the commitment, the Loan Documents and any other documentation contemplated hereby or thereby. The Borrower hereby further agrees to indemnify and hold harmless the Syndication Agent, the Arranger, the Lenders, and their respective officers, employees, Syndication Agents and directors (each an "indemnified party") against any and all losses, claims, damages, costs, expenses (including the reasonable fees, time charges and expenses of attorneys for the indemnified parties, which attorneys may be employees of the indemnified parties) or liabilities of every kind whatsoever (collectively, the "Indemnified Obligations") to which each of the indemnified parties may become subject in connection in any way with the transaction which is the subject of this commitment letter, including, without limitation, expenses incurred in connection with investigating or defending against any liability or action (whether or not such indemnified party is a party thereto), except that the Borrower shall not be liable for any Indemnified Obligations of any indemnified party to the extent any of the foregoing resulted from such indemnified party's gross negligence or willful misconduct. Neither the Arranger, the Syndication Agent nor any other Lender shall be liable under this commitment letter or any Loan Document or in respect of any act, omission or event relating to the transaction contemplated hereby or thereby, on any theory of liability, for any special, indirect, consequential or punitive damages.

         The Borrower's obligations under the immediately preceding paragraph shall continue and are and shall remain absolute obligations of the Borrower, unless and until superseded by the indemnity provisions of definitive Loan Documents, whether or not Loan Documents are executed or any loan is made by the Lenders or any conditions of lending are met. The obligations of the Arranger, the Syndication Agent and the other Lenders under this commitment letter shall be enforceable solely by the Borrower and may not be relied upon by any other person.

         This commitment letter, the Term Sheet and any fee letter delivered with the commitment are for the Borrower's confidential use only and may not be disclosed by it to any person other than its employees, attorneys and financial advisors (but not commercial lenders), and then only in connection with the proposed transaction and on a confidential basis, except where (in the Borrower's judgment) disclosure is required by law or where the Syndication Agent or the Arranger consents to the proposed disclosure, which consent shall not be unreasonably withheld. Officers, directors, employees and agents of each of the Arranger and the Syndication Agent shall at all times have the right to share information received from the Borrower and its affiliates and their respective officers, directors, employees and agents. The Syndication Agent reserves the right to assign some or all of its rights and delegate some or all of its responsibilities hereunder to one of its affiliates. This commitment letter and the Term Sheet supersede any and all prior versions hereof or thereof. This commitment letter may only be amended by a writing signed by all parties hereto.

         Please indicate the Borrower's acceptance of the commitment herein contained in the space indicated below and return a copy of this commitment letter so executed to the Arranger. By its acceptance hereof, the Borrower agrees to pay the Syndication Agent and the Arranger the fees described in the Term Sheet and any fee letter delivered therewith. This commitment will expire at 5 p.m. on the fifth business day following the date hereof (where a "Business Day" is a day other than a Saturday or Sunday when banks are generally open

                                                               COMMITMENT LETTER
                                                                   JUNE 18, 1999
                                                                          PAGE 3


in Chicago), unless on or prior to such time the Arranger shall have received a copy of this commitment letter executed by the Borrower, together with any required fee. Notwithstanding timely acceptance of this commitment letter pursuant to the preceding sentence, the commitment herein contained will automatically terminate unless definitive Loan Documents are executed on or before July 30, 1999.

         IF THIS COMMITMENT LETTER, THE TERM SHEET, ANY FEE LETTER, OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, THE BORROWER, THE SYNDICATION AGENT AND THE ARRANGER EACH HEREBY WAIVE TRIAL BY JURY. THIS COMMITMENT LETTER SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

                                          Sincerely,

                                          THE FIRST NATIONAL BANK OF CHICAGO,
                                          individually and as Syndication Agent

                                          By: /s/ David T. McNeela
                                              ---------------------------------
                                          Title: Vice President
                                                -------------------------------

                                          BANC ONE CAPITAL MARKETS, INC.,
                                          as Arranger

                                          By: /s/ Nancy Dugan
                                              ---------------------------------
                                          Title: Director
                                                -------------------------------


ACCEPTED AND AGREED TO:

/s/ Brock A. Hattox
-----------------------------------------
NATIONAL SERVICE INDUSTRIES, INC.

By: Brock A. Hattox
   --------------------------------------
Title: Executive Vice President, CFO
      -----------------------------------

                        NATIONAL SERVICE INDUSTRIES, INC.


                                   TERM SHEET
                                  June 18, 1999

         This Term Sheet is delivered with a commitment letter of even date herewith (the "Commitment Letter") from The First National Bank of Chicago ("First Chicago") and Banc One Capital Markets, Inc. ("BOCM") to the Borrower. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.
--------------------------------------------------------------------------------

                                  GENERAL TERMS

BORROWER:                  National Service Industries, Inc., a Delaware
                           corporation ("NSI") and domestic subsidiaries of NSI designated in writing by NSI prior to execution of the Credit Agreement (collectively, the "Borrower").


SYNDICATION

 AGENT:                    First Chicago (the "Syndication Agent").


ADMINISTRATIVE

AGENT: Wachovia Bank (the "Administrative Agent", and with First Chicago, the "Agents")


LEAD ARRANGER AND

BOOK RUNNER:               BOCM (the "Arranger")


CO-LEAD ARRANGER:          Wachovia Capital Markets (the "Co-Lead Arranger").

LENDERS: A group of lenders selected by the Borrower in consultation with the Arranger (collectively, together with the Agents in their capacity as lenders, the "Lenders").

DOCUMENTATION:             The Facility will be evidenced by a credit agreement
                           (the "Credit Agreement"), notes and other legal documentation (collectively, together with the Credit
                           Agreement, the "Loan Documents") mutually satisfactory to the Borrower and the Lenders, with terms similar to the Borrower's existing credit agreement dated as of July 23, 1996, as amended (the
                           "Existing Agreement").

SYNDICATION

 MANAGEMENT:               The Arranger, in consultation with the Borrower, will
                           manage all aspects of the syndication including, without limitation, the timing of offers to potential
                           Lenders, the amounts offered to potential Lenders, the acceptance of commitments, and the compensation provided. Without limiting the foregoing, upon the Arranger's acceptance of any such commitment from a Lender, each Agent shall be relieved of its commitment to fund a pro rata share of such amount.
                           The Arranger shall, in its sole discretion, allocate the commitments received from the Lenders.


                                    FACILITY

TYPE: 364-day revolving credit facility (the "Facility") in a maximum amount of up to $250,000,000 (the "Aggregate Commitment").


PURPOSE: For commercial paper backup and other general corporate purposes.


MATURITY:                  Final maturity shall be 364 days from the Closing
                           Date (as hereinafter defined), with an option to extend the Facility for additional 364-day periods with the consent of the Lenders. If any Lender (a
                           "Non-Extending Lender") does not consent to the Borrower's request to extend the Facility for an additional 364-day period, the Borrower shall have the right to require the Non-Extending Lender to assign its commitment and loans to another financial institution, subject to the assignment provisions of the Credit Agreement.

                                 INTEREST RATES


RATE OPTIONS:              At the Borrower's option, all as defined in the
                           Borrower's Existing Agreement:


                               -Base Rate
                               -Eurodollar plus the Applicable Margin as set
                                      forth in the Pricing Schedule attached
                                      hereto.
                               -Money Market Rate


                           The Credit Agreement will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any prepayment of an Eurodollar loan on a day other than the last day of an interest period

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
                            with respect thereto. After maturity or default, the interest rate will be equal to the Base Rate plus 2% per annum.


PROVISIONS RELATING

TO INTEREST RATES:         Similar to the Existing Agreement.



                                      FEES


FACILITY FEE:              A facility fee equal to the per annum percentage
                           identified as the applicable Facility Fee in the Pricing Schedule attached hereto multiplied by the Aggregate Commitment, payable to the Administrative
                           Agent for the ratable benefit of the Lenders on the date of execution of the Credit Agreement (the
                           "Closing Date") and quarterly in arrears.


UTILIZATION FEE:           For any quarter in which the average daily
                           utilization of the Facility exceeds $62,500,000 (25% of the Aggregate Commitment), a utilization fee equal to the per annum percentage identified as the applicable Utilization Fee in the Pricing Schedule attached hereto multiplied by the average daily utilization of the Facility, payable to the Administrative Agent for the ratable benefit of the Lenders quarterly in arrears from the Closing Date until termination of the Facility.


SYNDICATION AGENT

AND

ARRANGER FEES:             Such additional fees payable to the Syndication Agent
                           and the Arranger as are specified in the fee letter dated June 18, 1999 among the Syndication Agent, the
                           Arranger and the Borrower.


ADMINISTRATIVE

AGENT FEE:                 Such additional fees payable to the Administrative
                           Agent specified in the fee letter dated June 18, 1999 among the Administrative Agent and the Borrower.


                           PREPAYMENTS AND COMMITMENT REDUCTIONS


VOLUNTARY

COMMITMENT

REDUCTIONS:                Similar to the Existing Agreement

VOLUNTARY

PREPAYMENTS:               Similar to the Existing Agreement


                                 CREDIT SUPPORT


GUARANTIES:                Similar to Existing Agreement


                              CONDITIONS PRECEDENT


CONDITIONS TO

 EACH LOAN:                The Credit Agreement will contain customary
                           conditions to each loan (including absence of default or unmatured default, absence of material litigation and lack of material adverse change from the Borrower's financial condition and operations as reflected in the Borrower's consolidated financial statements as of February 28, 1999 as previously delivered to the Syndication Agent).



CONDITIONS TO

 INITIAL LOAN:             Additional conditions precedent to initial loan will
                           include, without limitation: (i) the delivery of satisfactory loan and other closing documents, including but not limited to the Credit Agreement, appropriate resolutions, good standing certificates, incumbency certificates and opinions of counsel, and
                           (ii) the delivery of written information reasonably satisfactory to the Agent and the Lenders regarding the Borrower's plan for addressing Year 2000 issues and (iv) a compliance certificate from the chief financial officer of the Borrower.


             REPRESENTATIONS AND WARRANTIES, COVENANTS AND DEFAULTS


REPRESENTATIONS

 AND WARRANTIES:           The Credit Agreement will contain customary
                           representations and warranties to be made as of the Closing Date and in connection with each loan similar to representations and warranties contained in the Existing Agreement, plus a reasonably required representation regarding Year 2000 issues.


COVENANTS:                 The Credit Agreement will contain customary covenants
                           similar to the covenants contained in the Existing
                           Agreement, plus reasonably required Year 2000 compliance, and furnishing of quarterly and annual financial statements, quarterly compliance certificates and other financial information. The
                           Credit Agreement will also contain customary restrictive covenants similar to the restrictive covenants contained in the Existing Agreement.

FINANCIAL

 COVENANTS:                The Credit Agreement will contain certain financial
                           covenants, similar to the financial covenants contained in the Existing Agreement, including, a covenant pertaining to the following:
                                                      -leverage ratio


DEFAULTS:                  The Credit Agreement will contain customary events of
                           default similar to the events of default contained in the Existing Agreement


                                OTHER PROVISIONS

ASSIGNMENTS AND

 PARTICIPATIONS:           Each Lender may, in its sole discretion, sell
                           participations in the loans and in its commitment.
                           Additionally, each of the Lenders will have the right to sell assignments (and the Borrower shall release the assignor Lender for the amount so assigned). The consent of the Borrower and the Administrative Agent shall be required for an assignee which is not a Lender or an affiliate thereof (such consent not to be unreasonably withheld or delayed); provided, however, that if a default has occurred and is continuing, the consent of the Borrower shall not be required. Each such assignment shall be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Lender's commitment (calculated as at the date of such assignment). An assignment fee of $3,000 will be payable to the Administrative Agent for each assignment. Each Lender may disclose information to prospective participants and assignees.

REQUIRED LENDERS:          51% (Similar to Existing Agreement)


GOVERNING LAW:             This Term Sheet and any related commitment letters
                           and fee letters are governed by the internal laws of the State of Georgia.


                           EXPENSES: The expenses of the Agents and the Arranger, whether incurred prior to or subsequent to closing, in investigation, preparation, negotiation, documentation, syndication, administration and collection will be for the account of the Borrower, including expenses of and fees for attorneys for the Agents and the Arranger (who may or may not be employees of the Agents or the Arranger) and other advisors and professionals engaged by either the Agents or the Arranger.

                                     * * *

This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the financing contemplated hereby. Any commitment of the Syndication Agent and Administrative Agent and the other Lenders is subject to negotiation and execution of definitive Loan Documents in form and substance satisfactory to the Lenders and their respective counsel.

                                PRICING SCHEDULE


                             LEVEL I           LEVEL II           LEVEL III       LEVEL IV         LEVEL V
                             STATUS             STATUS             STATUS          STATUS           STATUS

Eurodollar margin           20.5 bps            32 bps             40 bps         47.5 bps         64 bps

Utilization Fee             10 bps              10 bps             15 bps         15 bps           20 bps
(usage >25%)

Facility Fee                7 bps               8 bps              10 bps         12.5 bps         16 bps


         For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

                              RATING-BASED PRICING

Pricing levels will be tied to the higher of the Company's senior unsecured ratings from Moody's or Standard & Poors. In the event of a differential of two or more levels between the rating agencies, the rating one below the higher rating will be used to determine the pricing level.


         "Level I Status" exists at any date if, on such date, the Borrower's Moody's Rating is A2 or better the Borrower's S&P Rating is A or better.

         "Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower's Moody's Rating is A3 or better or the Borrower's S&P Rating is A- or better.

         "Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower's Moody's Rating is Baa1 or better or the Borrower's S&P Rating is BBB+ or better.

         "Level IV Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status or Level III Status and
(ii) the Borrower's Moody's Rating is Baa2 or better or the Borrower's S&P Rating is BBB or better.

         "Level V Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV or Level V Status.

         "Moody's Rating" means, at any time, the rating issued by Moody's Investors Service, Inc. and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

         "S&P Rating" means, at any time, the rating issued by Standard and Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

         "Status" means Level I Status, Level II Status, Level III Status or Level IV Status.

         The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as determined from its then-current Moody's and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody's Rating or no S&P Rating, Level V Status shall exist.



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